Exhibit 4.1

CERTIFICATE OF ELIMINATION
WITH RESPECT TO THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
MAGELLAN PETROLEUM CORPORATION
_______________________________________________

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware
_______________________________________________
Magellan Petroleum Corporation, a Delaware corporation (the “Company”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:
1.    Pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Board previously authorized 28,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designations of Series A Convertible Preferred Stock of Magellan Petroleum Corporation (the “Series A Certificate of Designations”), with respect to such Preferred Stock, which Series A Certificate of Designations was filed in the Office of the Secretary of State of the State of Delaware on or around May 17, 2013, and is in full force and effect on the date hereof.
2.    None of the authorized shares of Preferred Stock remain outstanding, and none will be issued going forward.
3.    Pursuant to the provisions of the Section 151(g) of the DGCL, the Board of Directors of the Company duly approved and adopted the following resolutions on August 1, 2016, which resolutions remain in full force and effect on the date hereof:
RESOLVED, that none of the authorized shares of the Preferred Stock (the “Preferred Stock”) remain outstanding, and none will be issued going forward subject to that certain Series A Certificate of Designations;
RESOLVED FURTHER, that the Company be, and hereby is, authorized and directed, in accordance with Section 103 of the DGCL, to file with the Delaware Secretary of State the Certificate of Elimination (the “Certificate of Elimination”) containing these resolutions, with the purpose of eliminating the authorized number of shares of Preferred Stock, and, when such Certificate of Elimination becomes effective, the Preferred Stock shall no longer be an authorized series of the Company; and
RESOLVED FURTHER, that that the Chief Executive Officer, Chief Financial Officer and any other officer of the Company (each such person an “Authorized Officer”), be, and each of them is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Restated Certificate of Incorporation of the Company, as amended, all matters set forth in the Certificate of Designations of Series A Convertible

Preferred Stock with respect to the Preferred Stock, and to take such further actions as the Authorized Officer may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the Delaware General Corporation Law.
4.    That in accordance with the provisions of Section 151 of the DGCL, the Certificate of Incorporation is hereby amended to eliminate all references to the Preferred Stock.

IN WITNESS WHEREOF, Magellan Petroleum Corporation has caused this Certificate of Elimination to be duly executed in its corporate name this 1st. day of August, 2016.

MAGELLAN PETROLEUM CORPORATION

By:     /s/ Antoine J. Lafargue
Name:    Antoine J. Lafargue
Title:    Senior Vice President and Chief Financial
Officer